TELUPAY LAUNCHES INTERNATIONAL REMITTANCE PLATFORM WITH INDONESIAN PARTNERS.

TelUPay International Inc. (OTCQB: TLPY) - Providing secure mobile banking and payment solutions for the developing world.

For immediate release - Dated: November 5, 2014, NY - TelUPay International Inc. (OTCQB: TLPY) with its partners Datindo and Bistrat Maharlika, has deployed TelUPay's web based remittance platform with Artajasa, Indonesia's largest ATM network that services over 70 national banks. The service will enable remittance companies in overseas locations like Hong Kong, Singapore and Malaysia to easily send remittances from overseas workers, home to their families and friends that are directly credited to the recipients' bank accounts in real-time.

TelUPay and its partners have started its marketing efforts in Hong Kong, Singapore and Malaysia to build out partnerships with overseas remittance companies to use the service. The marketing campaign will continue until TelUPay has numerous remittance companies using the service in each location. "TelUPay is very excited to work with its Indonesian partners in promoting its web based international remittance service to millions of Indonesians that work overseas," states Mr. Adrian Ansell, CEO of TelUPay.

TelUPay generates revenues between US $0.40 and US $0.60 per transaction for each international remittance.

About Datindo

Datindo Corporation is the leading Indonesian organization specializing in banking and back office automation systems. Datindo provides complete integrated banking solutions, both hardware and software, for banks and other financial institutions. Datindo is the sole distributor of banking systems and equipment for the Indonesia market.

Source: http://www.datindo.co.id/about/

About Artajasa

Artajasa a leading player in electronic transaction services in Indonesia. Artajasa has more than 22,000 ATMs, 30 million bankcard holders and services over 70 member banks throughout Indonesia. In 2005, Artajasa established a connection with a major ATM network in Southeast Asia, enabling students, overseas workers, tourists and businessmen in Malaysia to facilitate financial transactions to Indonesia. Subsequently, Artajasa has expanded to other countries in Southeast Asia such as Singapore, Thailand, Hong Kong and other countries.

Source: http://www.artajasa.co.id/en/about-artajasa/at-glance.html

About TelUPay International Inc.

TelUPay has developed the next generation of secure mobile banking/payments technology (MBPS) designed for banks, mobile operators, credit card companies, micro-finance and other financial institutions. TelUPay offers customized services and continuously develops new applications that drive new revenue streams for its clients. TelUPay's bank-grade MBPS uses the most secure encryption technology available for both the bank and the end-user. Services include; fund transfers, P2P remittances both domestically and internationally, bill payments, merchant payments, mobile airtime purchases, balance inquiries and a host of other services designed to provide the ultimate convenience to the consumer at the lowest possible cost.

Telupay International Inc. is incorporated in Nevada USA, with operations in the Philippines, Indonesia, Peru, the UK, Guam and Micronesia.

For more information visit www.telupay.com.

Contact Beth at beth@telupay.com or call +63 918 346 0999